                                                                  Conformed Copy
                                                                    Exhibit 99.2

                              AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER



                                  by and among



                               BE Aerospace, Inc.,


                         BE Aerospace Acquisition Corp.,


                         Aerospace Lighting Corporation


                                       and


                               The Stockholders of
                         Aerospace Lighting Corporation





                                  JULY 30, 1998

                               TABLE OF CONTENTS


1.    Definitions............................................................1
            1.1.  Rules of Construction.....................................10

2.    The Merger............................................................10
            2.1.  Constituent Corporations; Surviving Corporation...........10
            2.2.  Certificate of Incorporation and Bylaws of the Surviving
                    Corporation.............................................10
            2.3.  Directors and Officers of the Surviving Corporation.......10
            2.4.  Conversion of the Shares..................................11
            2.5.  Sellers' Representatives..................................11
            2.6.  The Closing...............................................12
            2.7.  Surrender of Shares; Stock Transfer Books.................12
            2.8.  Further Assurances........................................13

3.    Representations and Warranties of the Sellers.........................13
            3.1.  Organization of the Company...............................13
            3.2.  Capitalization and Ownership of the Company...............14
            3.3.  Authorization of Transaction..............................14
            3.4.  Noncontravention..........................................15
            3.5.  Brokers' Fees.............................................15
            3.6.  Title to Assets...........................................15
            3.7.  Subsidiaries..............................................16
            3.8.  Financial Statements......................................16
            3.9.  Indebtedness; Guarantees..................................17
            3.10. Absence of Changes........................................17
            3.11. Absence of Undisclosed Liabilities........................19
            3.12. Legal and Other Compliance................................20
            3.13. No Material Adverse Change................................20
            3.14. Taxes.....................................................20
            3.15. Property, Plant and Equipment.............................22
            3.16. Intellectual Property.....................................23
            3.17. Inventories...............................................25
            3.18. Contracts.................................................26
            3.19. Notes and Accounts Receivable.............................27
            3.20. Powers of Attorney........................................28
            3.21. Insurance and Risk Management.............................28
            3.22. Litigation................................................28
            3.23. Product Warranties; Defects; Liability....................28
            3.24. Employees.................................................29

            3.25. Employee Benefits.........................................29
            3.26. Environment, Health, and Safety...........................30
            3.27. Affiliated Transactions...................................32
            3.28. Government Contracts......................................33
            3.29. Distributors, Customers, Suppliers........................33
            3.30. No Illegal Payments.......................................33
            3.31. Books and Records.........................................33
            3.32. Disclosure................................................34
            3.33. Investment Intent; Related Matters, Including Securities
                    Law Matters.............................................34

4.    Representations and Warranties of the Buyer and Acquisition...........35
            4.1.  Organization of the Buyer.................................35
            4.2.  Authorization of Transaction..............................35
            4.3.  Noncontravention..........................................35
            4.4.  Brokers' Fees.............................................36
            4.5.  Investment Intent.........................................36
            4.6.  Status of B/E Common Stock................................36
            4.7.  Information Concerning Buyer..............................36
            4.8.  Capitalization of Acquisition.............................36

5.    Covenants.............................................................36
            5.1.  Access to Records after Closing...........................36
            5.2.  Escrow of Shares Pending Resolution of Certain
                    Pre-Closing Matters.....................................37
            5.3.  Pooling of Interests Accounting Treatment.................38
            5.4.  Plan of Reorganization and other Tax Matters..............38
            5.5.  Registration Rights.......................................40
            5.6.  Compliance With New York Law..............................49

6.    Deliveries at Closing.................................................49
            6.1.  Deliveries by Sellers.....................................49
            6.2.  Deliveries of the Buyer...................................50

7.    Confidentiality.......................................................50

8.    Noncompetition........................................................50

9.    Indemnification.......................................................51
            9.1.  Survival of Representations and Warranties................51
      Indemnity by Sellers..................................................52
            9.3.  Indemnity by Buyer........................................53

            9.5.  Matters Involving Third Parties...........................54
            9.6.  Other Indemnification Provisions..........................55

10.   Miscellaneous.........................................................55
            10.1.       Press Releases and Public Announcements.............55
            10.2.       No Third Party Beneficiaries........................55
            10.3.       Entire Agreement....................................55
            10.4.       Succession and Assignment...........................56
            10.5.       Counterparts........................................56
            10.6.       Headings............................................56
            10.7.       Notices.............................................56
            10.8.       Governing Law; Submission to Jurisdiction...........57
            10.9.       Amendments and Waivers..............................58
            10.10.      Severability........................................58
            10.11.      Expenses............................................58
            10.12.      Construction........................................58
            10.13.      Incorporation of Exhibits and Schedules.............59
            10.14.      Specific Performance................................59
            10.15.      Arbitration.........................................59
            10.16.      Waiver of Jury Trial................................60

                                   Exhibits


A    -  Form of Escrow Agreement

B    -  Certificate of Merger

C    -  Financial Statements

D    -  Form of Consulting Agreement

E    -  Form of Severance and Non-Competition Agreement

F    -  Form of Opinion of Winthrop, Stimson, Putnam & Roberts, counsel to the
        Company and the Sellers

G    -  Form of Opinion of Ropes & Gray, counsel to the Buyer


                                  Schedules

Disclosure Schedule -- Exceptions to Representations and Warranties

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     This Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into on July 30, 1998, by and among (i) BE AEROSPACE, INC., a Delaware corporation (the "Buyer"), (ii) BE AEROSPACE ACQUISITION CORP., a New York corporation and a wholly-owned subsidiary of the Buyer ("Acquisition"), (iii) AEROSPACE LIGHTING CORPORATION, a New York corporation (the "Company"), and (vi) the holders (the "Sellers") of all of the outstanding capital stock of the Company (the "Shares"), all of whom are signatories hereto. The Buyer, Acquisition, the Company and the Sellers are collectively referred to herein as the "Parties."

     This Agreement contemplates a transaction in which Acquisition will be merged with and into the Company as a result of which the Company will be the surviving corporation and a wholly-owned subsidiary of Buyer, upon the terms and subject to the conditions set forth herein and pursuant to the Business Corporation Law of the State of New York (the "New York Business Corporation Law"). The Parties intend that this transaction will constitute a "reorganization" described in ss. 368(a) of the Code (as hereinafter defined) and that the Buyer will be able to account for the acquisition of the Company by Buyer on a "pooling of interests" method (as such term is used in Accounting Principles Board Opinion No. 16).

                                   AGREEMENT

     Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions.

     "AAA" has the meaning set forth in ss. 10.15(a).

     "Acquisition" has the meaning set forth in the preamble.

     "Affiliate" means, as to the Company (or, if another Person is specified, as to such other specified Person), (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or such specified Person), including without limitation, in the case of the Company, each Subsidiary of the Company and each Seller, (ii) any Person who is or has been within two years of the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock of any Person referred to in clause (i) above and the members of the immediate family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person), and
(iii) each Person of which the Company (or such specified Person) or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence or type of beneficial interest.

     "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of Law.

     "Aggregate Merger Consideration Amount" means $28,073,654.

     "Aggregate Deductible" has the meaning set forth in ss. 9.2.

     "Aggregate Threshold" has the meaning set forth in ss. 9.2.

     "Agreement" has the meaning set forth in the preamble.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

     "B/E Common Stock" means the common stock of the Buyer, par value $0.01 per share.

     "B/E Shares" has the meaning set forth in ss. 2.4.

     "Blackout Period" has the meaning set forth in ss. 5.5.

     "Buyer" has the meaning set forth in the preamble.

     "Certificate of Merger" means the certificate of merger attached as Exhibit B hereto.

     "Certificates" has the meaning set forth in ss. 2.7(a).

     "Chemical Substance" means any chemical substance, including but not limited to any (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste; (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluoracarbons; and (vii) other substance, material or waste, which is identified or regulated under any Environmental Law or Safety Law, as in effect from time to time to the date hereof, or other comparable Laws as in effect from time to time to the date hereof.

     "Closing" has the meaning set forth in ss. 2.6.

     "Closing Date" means the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preamble.

     "Company Common Stock" has the meaning set forth in ss. 3.2.

     "Confidential Information" means any and all material information concerning the affairs of any Party or its Affiliates other than that information which is already generally known by or readily obtainable by the public through no fault of another Party.

     "Contractual Obligation" means, with respect to any Person, any legally binding contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the charter and by-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

     "Controlled Group of Corporations" has the meaning set forth in Code ss. 1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. ss. 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in ss. 3.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the time at which the Certificate of Merger shall be duly filed in the office of the Secretary of State of the State of New York.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or other fringe benefit plan or program or (e) profit sharing, bonus, stock option, stock purchase, equity, stock appreciation, deferred compensation, incentive, severance plan or other benefit plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.
3(1).

      "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, each as from time to time in effect to the date hereof and any other Law, as from time to time in effect to the date hereof, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (c) exposure of persons, including employees, to any Chemical Substance; (d) the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance; (e) the pollution, protection or clean up of the Environment; or (f) noise.

     "Environmental Liabilities and Costs" means all Losses incurred by the Buyer or the Company: (i) for the Company to comply with any Environmental Law;
(ii) as a result of a Release of any Chemical Substance; or (iii) as a result of any environmental conditions created by or arising out of the past or present operations of Sellers or the Company or any Subsidiary of the Company through the Closing Date or any environmental conditions present at any facility or site now or previously owned by the Company.

     "Environmental Permit" means any permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time in effect to the date hereof.

     "Escrow Agent" has the meaning set forth in ss. 5.2.

     "Escrow Agreement" means the escrow agreement executed on the date hereof in the form of Exhibit A hereto.

     "Escrowed Shares" has the meaning set forth in ss. 2.4.

     "Extremely Hazardous Substance" has the meaning set forth in ss. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended from time to time in effect to the date hereof.

     "Fiduciary" has the meaning set forth in ERISA ss. 3(21).

     "Financial Statements" has the meaning set forth in ss. 3.8.

     "Formula Price Per Share" means the amount that is equal to the arithmetic average of the closing sale prices of a share of B/E Common Stock as reported on the NASDAQ National Market System for the twenty consecutive trading days ending on July 23, 1998.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indebtedness" has the meaning set forth in  ss. 3.9.

     "Indemnified Party" has the meaning set forth in ss. 9.5(a).

     "Indemnifying Party" has the meaning set forth in ss. 9.5(a).

     "Individual Deductible" has the meaning set forth in ss. 9.2.

     "Individual Threshold" has the meaning set forth in ss. 9.2.

     "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology, (ii) that are owned, licensed or controlled in whole or in part by the Company or any Subsidiary of the Company and relate to the business of the Company or any Subsidiary of the Company, or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

     "Knowledge" means actual knowledge after reasonable investigation and, when used with respect to the Sellers or the Company, shall mean the knowledge of each of Michael Tenzyk, Fred Buckholtz, William Brown, Louis Francisco, Scott Bohan, Gerard Stoehr, Joseph Westrick, William Reisenauer, and Allan Rosen; provided, however, that reasonable investigation shall not require investigation of third parties external to the Company, their activities or their documents.

     "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, treaty, or any other legal requirement of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

     "Liability" means any liability or obligation (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether incurred or consequential), including, without limitation, any liability for Taxes.

     "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include any of the following: (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of the Company and its Subsidiaries as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due, to the extent incurred in the Ordinary Course of Business.

     "Losses" has the meaning set forth in ss. 9.2.

     "Material Adverse Effect" means any adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries which, when considered either singly or in the aggregate together with all other such effects with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

     "Merger" shall mean the merger of Acquisition with and into the Company, with the Company being the Surviving Corporation, in accordance with the provisions of this Agreement and the Certificate of Merger.

     "Most Recent Balance Sheet" means the unaudited consolidated balance sheet for the Company and its Subsidiaries as of June 30, 1998 referred to in ss. 3.8.

     "Most Recent Financial Statements" means the audited Financial Statements for the Most Recent Fiscal Year End.

     "Most Recent Fiscal Year End" has the meaning set forth in ss. 3.8.

     "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

     "New York Business Corporation Law" has the meaning set forth in the recitals.

     "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency taking into account the then current level of business of the Company and its Subsidiaries taken as a whole).

     "Original Disclosing Party" has the meaning set forth in ss. 7.

     "Party" and "Parties" have the meanings set forth in the preamble.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Per-Share Consideration Amount" means an amount equal to (x) the Aggregate Merger Consideration Amount divided by (y) the aggregate number of shares of Company Common Stock outstanding at the Effective Time.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Products" means all past and current products and services of the Company and, to the extent that they are currently being developed by the Company, (i) any subsequent versions of such products or services, (ii) any products or services which are designed to supersede, replace or function as a component of such products or services, and (iii) any upgrades, enhancements, improvements and modifications to the foregoing.

     "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

     "Public Offering" has the meaning set forth in ss. 5.5(a)(ii).

     "Registrable Securities" has the meaning set forth in ss. 5.5(a)(i).

     "Release" means any actual or threatened spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any

Chemical Substance into the Environment by the Company or its operations that has caused or could reasonably be expected to cause an Environmental Liability and Cost (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

     "Release Date" has the meaning set forth in ss. 5.2(a).

     "Reportable Event" has the meaning set forth in ERISA ss. 4043.

     "Safety Laws" means any Law relating to health or safety, including without limitation the Occupational Safety and Health Act, as amended, each as from time to time in effect to the date hereof relating to (a) exposure of employees to any Chemical Substance or (b) the management, use, storage, disposal, cleanup or removal of any Chemical Substance.

     "Safety Liabilities and Costs" means all Losses incurred by the Buyer or the Company for the Company to comply with any Safety Law or as a result of any health or safety conditions created by or arising out of the past or present operations of the Company or any of its Subsidiaries through the Closing Date.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Sellers" has the meaning set forth in the preamble.

     "Sellers' Litigation Representative" has the meaning set forth in ss. 2.5.

     "Sellers' Representative" has the meaning set forth in ss. 2.5.

     "Shares" has the meaning set forth in the preamble.

     "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner or at least a majority of whose ownership interests is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its

Subsidiaries; and (iv) any limited liability company at least a majority of whose ownership interests is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries. For the purposes of this definition, "voting stock" or "ownership interests" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency which has not occurred and which is not reasonably likely to occur.

     "Surviving Corporation" has the meaning set forth in ss. 2.1.

     "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign taxing authority, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, ideas, research and development, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans, proposals, documentation, manuals, computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

     "Third Party Claim" has the meaning set forth in ss. 9.5(a).

     "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

     1.1. Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) "herein", "hereby", "hereunder", "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall include the singular and the plural; (c) wherever used herein, any pronoun shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) except as otherwise stated herein, all references or citations in this Agreement to statutes or regulations or statutory regulatory provisions, shall, when the context requires and unless otherwise indicated, be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; and (f) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement unless another agreement is specified.

2.   The Merger.

     2.1. Constituent Corporations; Surviving Corporation. Acquisition and the Company, which was originally formed under the New York Business Corporation Law under the name "Avialume Corp.," shall be the constituent corporations to the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Acquisition shall be merged with and into the Company in accordance with the New York Business Corporation Law, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the identity and separate existence of Acquisition shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the State of New York as a wholly-owned subsidiary of Buyer. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers, franchises, properties and other interests of the Company and Acquisition.

     2.2. Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time and thereafter until amended as provided by Law, (i) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Acquisition, except that the name of the Surviving Corporation shall be "Aerospace Lighting Corporation", and (ii) the bylaws of the Surviving Corporation shall be the bylaws of Acquisition.

     2.3. Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately following the Merger shall be the directors and officers of Acquisition immediately prior to the Merger and all such directors and officers shall hold office until their respective successors are duly elected and qualified.

     2.4. Conversion of the Shares. At the Effective Time by virtue of the Merger and without any action on the part of Acquisition or any Seller:

        (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to ss. 2.4(b)) shall be canceled and shall be converted automatically into the right to receive a number of shares of B/E Common Stock equal to (w) the Per-Share Consideration Amount divided by (x) the Formula Price Per Share; provided, however, that (y) a portion of the shares of B/E Common Stock issuable pursuant to the Merger in respect of the Shares shall be delivered into escrow and held as specified in ss. 5.2 (all such shares issuable pursuant to the Merger, including the Escrowed Shares being referred to herein as the "B/E Shares" and said portion of the B/E Shares subject to the escrow provisions of ss. 5.2 being referred to herein as the "Escrowed Shares") and the Escrowed Shares shall be distributed, to the Sellers only upon release by the Escrow Agent as provided in ss. 5.2 upon and subject to resolution of the matters referred to in ss. 9.2 and (z) no fractional shares of B/E Common Stock shall be issued pursuant to the Merger, with each Person otherwise entitled to such a fractional share being entitled to cash, payable by check of the Surviving Corporation, in an amount equal to such fractional share valued at the Formula Price Per Share.

        (b) Notwithstanding the provisions of ss. 2.4(a), each Share held in the treasury of the Company and each Share owned by Acquisition or by Buyer immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c) Each share of Acquisition common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     2.5. Sellers' Representatives. Each individual listed on ss. 2.5 of the Disclosure Schedule hereby is irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of the Seller or Sellers listed opposite his name on such Schedule (with full power of substitution in the premises) under the escrow provisions of ss. 5.2, the Escrow Agreement, the registration rights provisions of ss. 5.5, the notice provisions of this Agreement and such other matters (other than any amendment or modification of this Agreement pursuant to ss. 10.9) as are reasonably necessary for the consummation of the transactions contemplated hereby (each of the above named representatives, as well as any subsequent representatives of the Sellers appointed by such representatives or after such representative's death or incapacity appointed by the Sellers being referred to herein as a "Seller's Representative" and collectively as the "Sellers' Representatives"); provided, however, that Michael J. Tenzyk is appointed as the agent for all of the Sellers with respect to matters concerning Third Party Litigation pursuant to ss. 9.5 (the "Sellers' Litigation Representative"). By their execution hereof, each of

Michael Tenzyk, Louis J. Francisco and William Brown hereby accepts such appointment and agrees to act as Seller's Representative hereunder. Each of Buyer and Acquisition and their respective Affiliates (including, after the Closing, the Company) shall be entitled to rely on such appointment and treat each Seller's Representative as the duly appointed attorney-in-fact of the Sellers set forth opposite such Person's name in ss. 2.5 of the Disclosure Schedule. Each Seller who executes this Agreement or votes in favor of the Merger pursuant to the terms hereof, by such execution or vote, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of the Buyer to enter into this Agreement is based, in part, on the appointment of such representatives to act on behalf of the Sellers.

     2.6. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the New York Conference Center of Ropes & Gray, 885 Third Avenue, New York, New York, commencing at 10:00 a.m. New York time on the date of this Agreement (the "Closing Date").

     2.7.   Surrender of Shares; Stock Transfer Books.

        (a) At the Effective Time, each holder (other than the Company, Acquisition or the Buyer, if applicable) of any outstanding certificate or certificates theretofore representing the Shares converted in the Merger as described in ss. 2.4(a) (the "Certificates") shall surrender the same to the Surviving Corporation for cancellation. Upon surrender of a Certificate to the Surviving Corporation, the holder of such certificate shall receive in exchange therefor a certificate or certificates representing the number of B/E Shares to which such holder is entitled pursuant to the Merger (subject to the escrow provisions contemplated by ss.ss. 2.4 and 5.2) and cash in lieu of any fractional share otherwise to be so issued. Subject to the restrictions on transfer referred to in the last sentence of ss. 5.2, if the B/E Shares are to be issued to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of issuance of such B/E Shares that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance of B/E Shares pursuant to the Merger in accordance with ss. 2.4 to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

        (b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall cause the Buyer to issue in exchange for such lost, stolen or destroyed Certificate the B/E Shares deliverable in respect thereof as determined in accordance herewith (subject to the escrow provisions contemplated by ss.ss. 2.4 and 5.2). When authorizing such issue of the B/E Shares in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (c) At the close of business on the Effective Date, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made on such books. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

     2.8. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of the Company or Acquisition or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

3. Representations and Warranties of the Sellers. The Sellers severally (and not jointly or jointly and severally) represent and warrant to the Buyer that the statements contained in this ss. 3 are correct and complete as of the date of this Agreement, except as set forth in the corresponding section of the disclosure schedule accompanying this Agreement (collectively, the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss. 3.

     3.1. Organization of the Company. The Company is a New York corporation, duly organized under the Laws of the State of New York as then in effect, and is validly existing and in good standing under the Laws of the State of New York as now in effect and has the requisite corporate power and authority to carry on its business and now conducted and to own and lease its properties. Copies of the certificate of incorporation and bylaws of the Company, each as amended to date, have been heretofore delivered to Buyer and are accurate and complete. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in ss. 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by the Company or the character of the property owned, leased or operated by it make such qualification necessary or appropriate. The minute book (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors) of the Company is a correct and complete record of actions taken, and copies thereof have been made available to Buyer. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

     3.2. Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share (the "Company Common Stock"). Each holder of Company Common Stock is entitled to one vote per share of Company Common Stock owned by such holder. As of the date hereof, there are issued (a) 810 shares of Company Common Stock, of which 150 shares are held as treasury stock and 660 shares are outstanding and held of record and beneficially by the Persons and in the respective amounts set forth on ss. 3.2 of the Disclosure Schedule, free and clear of any Liens. All of the outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable. There are no agreements restricting the transfer of, or affecting the rights of any holder of, the shares of Company Common Stock or any other shares of the Company's capital stock, there are no preemptive rights on the part of any holder of any class of securities of the Company and no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, and no authorization therefor has been given. Section 3.2 of the Disclosure Schedule sets forth the names of the record holders of all outstanding options, warrants or other rights to purchase, sell or otherwise dispose of, or rights to exchange or convert into, any shares of the Company's capital stock and the number of shares, exercise prices and expiration dates of such options, warrants or other rights. None of the outstanding shares of capital stock of the Company was issued in violation of the Securities Act or the securities or blue sky Laws of any state or other jurisdiction, as the same were then in effect. Each Seller has full right, power and authority to transfer the Shares in the respective amounts as set forth in ss. 3.2 of the Disclosure Schedule to Buyer, free and clear of any Liens, and no Person, other than the Sellers, has any right, title or interest in the Company or any of its Subsidiaries or any profits, earnings, cash flows, equity, gains or losses with respect thereto.

     3.3. Authorization of Transaction. Each of the Sellers and the Company has the legal capacity, power and authority (including, in the case of the Company, full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Company or the Sellers to authorize and permit the execution and delivery by Company and the Sellers of this Agreement and the respective instruments required to be executed and delivered by the Company and the Sellers pursuant hereto, the performance by the Company and the Sellers of their respective obligations hereunder, and the consummation by the Company and the Sellers of the transactions contemplated herein, have been duly and properly taken by the Sellers and the Company. This Agreement has been duly executed and delivered by each of the Company and the Sellers and constitutes the legal, valid and binding obligation of each of the Company and the Sellers, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

      3.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including transfer of the Shares and any of the agreements and instruments required to be delivered pursuant to ss. 2 and ss. 6), will (i) violate any provision of the charter or bylaws of the Company or any of its Subsidiaries,
(ii) violate any Law or other restriction of any government, governmental agency or court to which any of the Company, its Subsidiaries or the Sellers or any of their property is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contractual Obligation to which any of the Company, its Subsidiaries or the Sellers is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets). None of the Company, its Subsidiaries or the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Secretary of State of the State of New York.

      3.5. Brokers' Fees. None of the Company, its Subsidiaries or the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company or any of its Subsidiaries could become liable or obligated.

      3.6. Title to Assets. The Company and each of its Subsidiaries has good and marketable title to, or a valid and subsisting leasehold interest in, and, in the case of owned property and assets, the power to sell the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and other assets having a net book value in the aggregate at the time of disposition of not more than $5,000 and a fair market value in the aggregate at the time of disposition of not more than $50,000. Each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable, adequate and sufficient for the purposes for which it presently is used.

      3.7. Subsidiaries. Section 3.7 of the Disclosure Schedule sets forth for each of the Company's Subsidiaries (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the record and beneficial holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury and (v) its directors and officers. Each Subsidiary is a corporation duly organized under the Laws of the jurisdiction of its incorporation as then in effect, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation as the same are now in effect. Each Subsidiary is duly authorized to conduct business and is in good standing as a foreign corporation in each jurisdiction listed in ss. 3.7 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate. Each Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and bylaws of each Subsidiary (each as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company owns of record and beneficially all of the outstanding shares of each Subsidiary, free and clear of any Taxes, Liens, options, warrants, purchase rights, contracts and commitments. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than pursuant to this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary are all correct and complete records of actions taken, and copies thereof have been made available to Buyer. None of the Subsidiaries of the Company is in default under or in violation of any provision of its charter or bylaws. None of the Company or its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in or ownership interest in any Person which is not a Subsidiary of the Company.

      3.8. Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (December 31, 1997 being the "Most Recent Fiscal Year End") for the Company and its Subsidiaries, and

(ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal quarters ended (and portions of the fiscal year then ended) March 31 and June 30, 1998 for the Company and its Subsidiaries. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods and are consistent in all material respects with the books and records of the Company and its Subsidiaries.

      3.9. Indebtedness; Guarantees. Except as set forth in the Most Recent Balance Sheet, neither the Company, nor any of its Subsidiaries had as of the date of the Most Recent Balance Sheet any indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements ("Indebtedness"). Neither the Company, nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability or obligation of any other Person other than with respect to the endorsement of checks for deposit in the Ordinary Course of Business.

      3.10. Absence of Changes. Since June 30, 1998, the Company has conducted its business only in the Ordinary Course of Business and there has not been:

            (a) any sale, lease, transfer, or assignment of any of the assets of the Company or any of its Subsidiaries, tangible or intangible, having a net book value in the aggregate at the time of disposition in excess of $5,000 or a fair market value in the aggregate at the time of disposition in excess of $50,000, other than sales of inventory for a fair consideration in the Ordinary Course of Business;

            (b) any Contractual Obligation (or series of Contractual Obligations) entered into by the Company or any of its Subsidiaries other than in the Ordinary Course of Business and in an amount not in excess of $10,000 individually;

            (c) any acceleration, termination, modification, or cancellation of any material Contractual Obligation of the Company or any of its Subsidiaries (or series of Contractual Obligations), except for expirations of such Contractual Obligations in accordance with their respective terms, to which the Company or any of its Subsidiaries is a party or by which it or any of its assets is bound;

            (d) any capital expenditure (or series of related capital expenditures) involving more than $10,000 in the aggregate;

            (e) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions other than extensions of credit in the Ordinary Course of Business);

            (f) other than as disclosed in ss. 3.9 of the Disclosure Schedule any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness in excess of $10,000 in the aggregate;

            (g) any delay or postponement of payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

            (h) any cancellation, compromise, waiver, or release of any right or claim or Indebtedness (or series of related rights and claims) outside of the Ordinary Course of Business;

            (i) any grant of any license or sublicense of any rights or modified any rights under or with respect to, or entered into any settlement regarding any infringement of its rights to, any Intellectual Property;

            (j) any issuance, sale, or other disposition of any capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of capital stock;

            (k) any dividend or distribution (whether in cash or in kind) or repurchase, redemption or retirement any of capital stock;

            (l) any threat or notification in writing or, to the Knowledge of the Sellers and the Company, orally, that one or more distributors, customers or suppliers listed in ss. 3.29 of the Disclosure Schedule have terminated or intend to terminate or are considering terminating its business relationships or have modified or intend to modify such relationships with the Company or any of its Subsidiaries in a manner which is materially less favorable to the Company or any of its Subsidiaries or have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable terms and conditions as provided to the Company and its Subsidiaries on the date of the Most Recent Balance Sheet Date or any actual termination or adverse modification of such relationships.

            (m) any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate;

            (n) any loan to, or any other transaction with, any of the Company's Affiliates or, outside the Ordinary Course of Business, with any other employee;

            (o) any employment Contractual Obligation or collective bargaining agreement, written or oral, or modification of the terms of any existing such Contractual Obligation or agreement;

            (p) any increase, modification or change in the compensation, bonus structure or benefits of any directors, officers, consultants, agents and employees of the Company or any of its Subsidiaries outside the Ordinary Course of Business;

            (q) any adoption, amendment, modification or termination of any Employee Benefit Plan or other plan, contract, or commitment for the benefit of any director, officer, consultant, agent or employee of the Company or any of its Subsidiaries;

            (r) any payment pursuant to any Employee Benefit Plan or other plan, contract or commitment for the benefit of any director, officer, consultant, agent or employee of the Company or any of its Subsidiaries inconsistent with the terms thereof;

            (s) any modification or change in the employment terms for any of its directors, officers, consultants, agents or employees outside the Ordinary Course of Business;

            (t) any pledge to make any charitable contribution and no such contribution was made;

            (u) any modification or change in the application of GAAP from the manner in which it was applied in the Most Recent Financial Statements;

            (v) any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business with respect to the Company or any of its Subsidiaries and involving the expenditures by the Company or its Subsidiaries in excess of $25,000 in the aggregate or any material future actions by the Company or any of its Subsidiaries;

            (w) any Contractual Obligation entered into pursuant to which a party thereto is entitled to a commission based on sales to or revenues or profits derived from one or more customers, or success fees, finders fees or other compensation related to sales; or

            (x) any legally binding commitment to any of the foregoing by any of the Company, its Subsidiaries or the Sellers.

      3.11. Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability (and, to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any of its Subsidiaries giving rise to any such Liability of the Company or any of its Subsidiaries), except for (i) Liabilities disclosed in the Disclosure Schedule or not required to be disclosed in the Disclosure Schedule because of a materiality qualifier or a dollar limitation or threshold in a representation or warranty, (ii) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (iii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business and (iv) Liabilities that result from or arise out of circumstances, events, facts or occurrences that are the subject matter of any other representation or warranty contained in ss.3 of this Agreement.

      3.12. Legal and Other Compliance. The Company and each of its Subsidiaries is, and at all times prior to the date of this Agreement has been, in compliance in all material respects with all applicable material Laws (as then in effect or as now in effect, as applicable), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure so to comply.

      3.13. No Material Adverse Change. Since the date of the Most Recent Financial Statements, there has not been any change which has resulted in a Material Adverse Effect and, to the Knowledge of the Sellers and the Company, no event has occurred and no circumstances exist that could reasonably be expected to result in a Material Adverse Effect.

      3.14.       Taxes.

            (a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. All Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in the last five years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes that are (i) being contested in good faith by appropriate proceedings and have been reserved in accordance with GAAP and (ii) set forth on ss. 3.14 of the Disclosure Schedule.

            (b) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Company or the Sellers has Knowledge based upon contact with any such authority. All federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries have been audited and closed or are Tax Returns with respect to which the applicable statute of limitations has run, and none of the foregoing are currently open or the subject of audit. The Company or the Sellers have made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its Subsidiaries for the last five taxable years.

            (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or has granted any power of attorney with respect to Taxes which is currently in force.

            (e) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person other than the Company and its Subsidiaries under Treas. Reg. ss. 1.1502-6 (or any similar provision of Law as now in effect), as a transferee or successor, by contract, or otherwise.

            (f) Neither the Company nor any of its Subsidiaries has filed a consent under Code ss. 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries has made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.ss. 162, 280G or 404. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii).

            (g) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (h) The Company has been an S corporation, within the meaning of the Code and for all state and local Tax Law purposes, except in those states and localities that do not recognize S corporation status, at all times since January 1, 1998 and has filed all forms and taken all actions necessary to maintain such status. Neither the Company nor any Seller has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status for such period prior to the Closing Date, other than the loss of such status anticipated to occur as a result of the Merger pursuant to this Agreement.

            (i) Each Subsidiary of the Company is and has at all times been properly classified as a domestic international sales corporation within the meaning of ss. 922 of the Code.

      3.15.       Property, Plant and Equipment.

            (a) Neither the Company nor any of its Subsidiaries owns any real property.

            (b) Section 3.15(b) of the Disclosure Schedule lists all real property leased or subleased to the Company or any of its Subsidiaries. The Company has made available to the Buyer correct and complete copies of the leases and subleases listed in ss. 3.15(b) of the Disclosure Schedule and such leases and subleases have not been amended or modified since the date thereof. With respect to each lease and sublease listed in ss. 3.15(b) of the Disclosure Schedule:

                  (i) the lease or sublease is legal, valid, binding and
            enforceable against the Company, and, to the Knowledge of the Sellers and the Company, in full force and effect, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally;

                  (ii) neither the Company nor any of the Company's
            Subsidiaries, or to the Knowledge of the Company or the Sellers, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company and the Sellers, any other party to the lease or sublease has repudiated any provision thereof;

                  (iv) there are no disputes, oral or written agreements, or forbearance programs in effect as to the lease or sublease;

                  (v) neither the Company nor any Subsidiary of the Company has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (vi) the Company and its Subsidiaries have received all
            approvals of governmental authorities (including licenses and permits) for all facilities leased or subleased by the Company required to be obtained by the Company in connection with the operation of the business of the Company thereon; and

                  (vii) all facilities leased or subleased thereunder are
            supplied with utilities and other services necessary for the operation of said facilities as currently operated.

      3.16.       Intellectual Property.

            (a) The Company and its Subsidiary own or, to the Knowledge of the Sellers and the Company, have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted with respect to the Products listed in ss. 3.16(a) of the Disclosure Schedule. Section 3.16(a) of the Disclosure Schedule lists each Product which is currently being developed by the Company or any of its Subsidiaries. Other than with respect to Intellectual Property used under a license, the Company has taken commercially reasonable action to maintain and protect each item of Intellectual Property that the Company or any of its Subsidiaries owns.

            (b) With respect to the Intellectual Property owned by the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any written (or, to the Knowledge of the Company and the Sellers, any other) charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries.

            (c) Section 3.16(c)(i) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company or any of its Subsidiaries with respect to the Intellectual Property of the Company or any of its Subsidiaries, identifies each pending patent application or application for registration which has been made with respect to the Intellectual Property of the Company or any of its Subsidiaries, and identifies each license, agreement, or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any of such Intellectual Property (together with any exceptions). The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.16(c)(ii) of the Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in ss. 3.16(c)(i) of the Disclosure Schedule:

                  (i) the Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers or the Company, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) except in the Ordinary Course of Business, neither the
            Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (d) Section 3.16(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss. 3.16(d) of the Disclosure Schedule:

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding and enforceable against the Company, and, to the

            Knowledge of the Sellers and the Company, in full force and effect, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally;

                  (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding and enforceable against the Company, and, to the Knowledge of the Sellers and the Company, in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, subject to the terms and conditions thereof and except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally;

                  (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company and the Sellers, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) to the Knowledge of the Sellers and the Company, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) to the Knowledge of the Sellers and the Company, the
            underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (vi) to the Knowledge of the Sellers and the Company, no
            action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers and the Company, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (vii) neither the Company nor any of its Subsidiaries has
            granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      The representations and warranties in this ss. 3.16 are the only representations and warranties with respect to Intellectual Property, notwithstanding any other language of general applicability in this Agreement.

      3.17. Inventories. Section 3.17 of the Disclosure Schedule lists all of the inventory that is owned by Persons other than the Company and which is currently being held by the

Company for the benefit of other Persons. The inventory, taken as a whole, as reflected in the Most Recent Balance Sheet and books and records of the Company and its Subsidiaries is reflected on the basis of a complete physical count as of December 31, 1997 as updated by the Company's cycle counts and is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since the Most Recent Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

      3.18. Contracts. Section 3.18 of the Disclosure Schedule lists the following Contractual Obligations (excluding any Contractual Obligations that are terminable by the Company or any of its Subsidiaries on not more than 30 days notice without penalty) to which the Company or any of its Subsidiaries is a party:

            (a) any Contractual Obligation (or group of Contractual Obligations) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 annually;

            (b) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involves consideration in excess of $25,000;

            (c) any Contractual Obligation creating or making the Company or any of its Subsidiaries a party in a partnership, limited liability company or joint venture;

            (d) any Contractual Obligation (or group of related Contractual Obligations) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible, except for the endorsement of checks for deposit in the Ordinary Course of Business;

            (e) any Contractual Obligation concerning confidentiality or noncompetition;

            (f) any material Contractual Obligation relating to the Company or any of its Subsidiaries, their assets, liabilities or business between or among the Company and its Affiliates (other than between the Company and any of the Company's Subsidiaries);

            (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, consultants, agents or employees;

            (h)    any collective bargaining agreement;

            (i) any Contractual Obligation providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis in excess of $10,000 or providing severance or retirement benefits in excess of $25,000 in the aggregate;

            (j) any Contractual Obligation under which it has advanced or loaned any amount to any of its stockholders, Affiliates, directors, officers, consultants, agents or employees other than in the Ordinary Course of Business;

            (k) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $10,000; or

            (l) any Contractual Obligation pursuant to which a party thereto is entitled to a commission based on sales to or revenues or profits derived from one or more customers, or success fees, finders fees or other compensation related to sales.

The Company has made available to the Buyer a correct and complete copy of each written Contractual Obligation listed in ss. 3.18 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral Contractual Obligation referred to in ss. 3.18 of the Disclosure Schedule. With respect to each such Contractual Obligation: (i) to the Knowledge of the Company and the Sellers, (a) the Contractual Obligation is legal, valid, binding and enforceable against the Company, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally, and, to the Knowledge of the Sellers and the Company, in full force and effect, and (b) the Contractual Obligation will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (ii) none of the Company, any of its Subsidiaries, any Seller or (to the Knowledge of the Company and the Sellers) any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contractual Obligation; and (iii) none of the Company, any of its Subsidiaries, any Sellers or (to the Knowledge of the Company and the Sellers) any other party thereto has repudiated any provision of the Contractual Obligation.

      3.19. Notes and Accounts Receivable. All notes and accounts receivable of the Company and each of its Subsidiaries are reflected properly on its books and records in accordance with GAAP without regard to any concept of materiality other than one based solely on such accounts receivable. The Company has delivered to Buyer as ss. 3.19 of the Disclosure Schedule a true and correct list of all receivables which have been deemed by the Company uncollectible and are not reflected in the Most Recent Balance Sheet.

      3.20. Powers of Attorney. Except pursuant to this Agreement and the Exhibits hereto, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries, in respect of the Company or any of its Subsidiaries, their assets, liabilities or business.

      3.21. Insurance and Risk Management. Section 3.21 of the Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the business operations of the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy (other than those which have expired in accordance with their terms) to the Knowledge of the Sellers and the Company: (i) the policy is legal, valid, binding and enforceable against the Company, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors; rights generally, and in full force and effect; (ii) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (iii) neither the Company nor any of its Subsidiaries any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) the Company has made available true and complete copies of all policies and related indemnity or premium payment agreements to Buyer; (v) no party to the policy has repudiated any provision thereof. Section 3.21 of the Disclosure Schedule describes any self-insurance arrangements with respect to the Company or any of its Subsidiaries.

      3.22. Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Sellers' and the Company's Knowledge, threatened, affecting the Company, any of its Subsidiaries or any of their assets, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the Knowledge of the Company and the Sellers, is there any Basis for any such action, claim, suit, proceeding or investigation that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company or any of its Subsidiaries affecting any of its assets, business or operations under any Law as in effect from time to time to the date hereof.

      3.23. Product Warranties; Defects; Liability. No Product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease other than those that arise in accordance with applicable Law. Section
3.23 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Company (containing applicable guaranty, warranty, and indemnity provisions). The representations and warranties in this ss. 3.23 are the only representations and warranties with respect to Product warranties, Product defects and Product Liabilities, notwithstanding any other language of general applicability in this Agreement.

      3.24. Employees. To the Knowledge of the Company and the Sellers, no executive, key employee or group of employees has any plans to terminate employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any material labor disputes or any work stoppages due to labor disagreements. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws as in effect as of the date hereof respecting employment and employment practices and terms and conditions of employment. Neither the Company nor any of its Subsidiaries is or has ever been a party to any collective bargaining agreements and, to the Knowledge of the Sellers and the Company, neither the Company nor any of its Subsidiaries has been the subject of any organizational activity.

      3.25.       Employee Benefits.

            (a) Section 3.25 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes relating to current or former employees, officers or directors of the Company or any of its Subsidiaries or any of their dependents or beneficiaries.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required reports and descriptions (including, without limitation, Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its

            Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan intended to be qualified under Code ss. 401(a) is so qualified.

                  (v) The Company has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, and where applicable the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (b) Neither the Company nor any past or current member of the Controlled Group of Corporations which includes the Company has ever maintained or been required to contribute to any Employee Pension Benefit Plan subject to Title IV of ERISA.

            (c) Neither the Company nor any of its Subsidiaries maintains or contributes to nor has it ever maintained or contributed to, or ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

            (d) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries.

      3.26.       Environment, Health, and Safety.

            (a)    Except as disclosed in ss. 3.26 of the Disclosure Schedule:

                  (i) the Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws and Safety Laws;

                  (ii) the Company and each of its Subsidiaries has obtained, and is and has been in material compliance with the conditions of, all Environmental

            Permits required for the continued conduct of the business of the Company and its Subsidiaries in the manner now conducted;

                  (iii) the Company and each of its Subsidiaries has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct immediately after the Closing of the business of the Company and its Subsidiaries in the manner now conducted;

                  (iv) there are no past or present events, conditions or
            circumstances caused by the Company or its operations related to environmental or health and safety matters or Environmental Laws or Permits or Safety Laws which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to interfere in any material respect with compliance with any Environmental Law or Permit or Safety Law;

                  (v) there are no circumstances or conditions caused by the
            Company or its operations present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Company or any of its Subsidiaries, including but not limited to any off-site or on-site storage, transportation, use, disposal or Release of a Chemical Substance, which could reasonably be expected to give rise to any Environmental Liabilities and Costs;

                  (vi) none of the Company, its Subsidiaries or the Sellers or the present or, to the Knowledge of the Sellers or the Company, past, assets, properties, business, leaseholds or operations of the Company or any of its Subsidiaries has received within the past three years or is subject to, or within the past three years has been subject to, any outstanding written, or to the Knowledge of the Sellers and the Company, oral, order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that any of the Company, its Subsidiaries, the Sellers or the past and present assets of the Company are or may be: (A) in violation of any Environmental Law; (B) in violation of any Safety Laws in any material respect; (C) responsible for the on-site or off-site storage or Release of any Chemical Substance; or, (D) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;

                  (vii) no investigation or review with respect to such matters is pending or, to the Knowledge of the Company or the Sellers, is threatened, nor has any authority or other third party indicated to the Company in writing an intention to conduct the same;

                  (viii) neither the business of the Company or any of its
            Subsidiaries nor any of their properties or assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of the shares or the business of the Company or any of its Subsidiaries or which will impose Liens on any such asset or property;

                  (ix) Section 3.26 of the Disclosure Schedule lists all
            property presently leased, owned or operated by the Company or any of its Subsidiaries and identifies all such property (and the area within that property) that has been used by the Company or any of its Subsidiaries for the storage or disposal of Chemical Substances;

                  (x) Section 3.26 of the Disclosure Schedule lists all of the
            Persons that the Company currently engages to dispose of Chemical Substances originating from the Company or any of its Subsidiaries, or their assets, properties or business;

                  (xi) Section 3.26 of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated by the Company or any of its Subsidiaries, and no such tank is leaking or has leaked at any time in the past; and

                  (xii) Section 3.26 of the Disclosure Schedule lists all
            written environmental audits, inspections, assessments, investigations or similar reports in the possession of the Company or any of its Subsidiaries or of which the Sellers or the Company have Knowledge relating to the assets, properties, or business of the Company or any of its Subsidiaries or the compliance of the same with applicable Environmental Laws and Safety Laws.

            (b) For purposes of this ss. 3.26 only, all references to the "Company" are intended to include any and all other entities to which the Company or any of its Subsidiaries may be considered a successor for purposes of liability under applicable Environmental Laws. The representations and warranties in this ss. 3.26 are the only representations and warranties with respect to Environmental Laws or Environmental Liabilities and Costs, or Safety Laws or Safety Liabilities and Costs notwithstanding any other language in this Agreement of general applicability.

      3.27. Affiliated Transactions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation with any of the Sellers or any of its other Affiliates or any member of their family and none of the Sellers, directors or officers of the Company or any of its Affiliates or members of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in or necessary for the business of the Company or any of its Subsidiaries as it is currently conducted. All transactions between the Company and its Subsidiaries (on the one hand) and Affiliates of the Company other than its Subsidiaries (on the other hand) have been on an arms'-length basis and have not resulted in any understatement or overstatement of the revenues, expenses, cash flows, profits, assets or liabilities of the Company or any of its Subsidiaries compared to those which would have been obtained had all such transactions been with third parties which were not Affiliates of the Company.

      3.28. Government Contracts. Neither the Company nor any of its Subsidiaries has been or is a party to any material Contractual Obligation with any federal, state or local government agency.

      3.29. Distributors, Customers, Suppliers. Section 3.29 of the Disclosure Schedule sets forth a complete and accurate list of (i) the top ten (in dollar volume) distributors for the Products of the Company or any of its Subsidiaries indicating the specific Product, existing Contractual Obligation, if any, with each such distributor and the volume of Products distributed, (ii) the ten largest customers (by dollar volume) of the Company and its Subsidiaries during the Most Recent Fiscal Year, indicating the existing Contractual Obligation with each such customer by Product, and (iii) the top ten (in dollar volume) suppliers of materials or services to the Company and its Subsidiaries, including, without limitation, manufacturing sub-contractors, indicating the Contractual Obligation for continued supply from such Person.

      3.30. No Illegal Payments, Etc. None of the Sellers or the Company or any of its Subsidiaries nor, to the Knowledge of the Sellers, any of their directors, officers, consultants, employees, agents or other Affiliates has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company or its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any intentionally false entries on any books or records for any purpose.

      3.31. Books and Records. The books and all corporate (including minute books and stock record books) and financial records of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance in all material respects with applicable Laws as in effect from time to time to the date hereof.

      3.32. Disclosure. The representations and warranties contained in this ss. 3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by Sellers to Buyer pursuant to this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss. 3 in light of the circumstances in which they were made not misleading. The information with respect to customers, aircrafts and products set forth in ss. 3.32(a) of the Disclosure Schedules does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information in light of the circumstances in which they were made not misleading.

      3.33. Investment Intent; Related Matters, Including Securities Law
Matters.

            (a) Each Seller is acquiring the shares of B/E Common Stock to be acquired by such Seller hereunder as a result of the Merger for such Seller's own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, in a manner which is or would be in violation of any applicable Law as the same is now in effect, including, without limitation, the Securities Act.

            (b) Such Seller understands and agrees that the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger will not be registered or qualified under the Securities Act or state "blue-sky" or other securities Laws and therefore cannot be resold unless such resale is registered under the Securities Act and applicable state Laws or unless an exemption from such registration requirement is available.

            (c) Such Seller is able to bear the economic risk of holding the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger for an indefinite period of time and is experienced and has such Knowledge and experience in financial and business matters that such Seller is capable of evaluating the risks and merits of acquiring the shares of B/E Common Stock. Such Seller acknowledges that the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger will bear a legend to the effect that transfers are restricted unless (i) the transfer is exempt from the registration requirements under the Securities Act and the Buyer receives an opinion of counsel satisfactory to the Buyer to that effect or (ii) the transfer is made pursuant to an effective registration statement under the Securities Act.

            (d) Such Seller understands that, except as provided in ss. 5.5, the Buyer is under no obligation to effect a registration of any shares of B/E Common Stock under the Securities Act.

            (e) Such Seller has been provided access to such information and documents regarding the Buyer as such Seller has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Buyer concerning the terms and conditions of this Agreement and the business, assets and condition, financial and otherwise, of the Buyer.

            (f) Such Seller is an "accredited investor" within the definition set forth in Rule 501(a) of the Securities Act with respect to the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger.

4. Representations and Warranties of the Buyer and Acquisition. The Buyer and Acquisition represent and warrant to the Sellers that the statements contained in this ss. 4 are correct and complete as of the date of this Agreement.

      4.1. Organization of the Buyer. Each of Buyer and Acquisition is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and New York, respectively.

      4.2. Authorization of Transaction. Each of Buyer and Acquisition has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Buyer or Acquisition to authorize and permit the execution and delivery by Buyer and Acquisition of this Agreement and the respective instruments required to be executed and delivered by Buyer and Acquisition pursuant hereto, the performance by Buyer and Acquisition of their respective obligations hereunder, and the consummation by Buyer and Acquisition of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of Buyer and Acquisition and constitutes the valid and legally binding obligation of the Buyer and Acquisition, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

      4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any Law or other restriction of any government, governmental agency, or court to which the Buyer or Acquisition is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which the Buyer or Acquisition is a party or by which it is bound or to which any of their assets are subject. Neither the Buyer nor Acquisition needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Secretary of State of the State of New York and listing of the B/E Shares on the NASDAQ National Market.

      4.4. Brokers' Fees. Neither Buyer nor Acquisition has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

      4.5. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of ss. 2(11) of the Securities Act.

      4.6. Status of B/E Common Stock. When issued to the Sellers pursuant to the Merger, the shares of B/E Common Stock to be so issued will be duly authorized, validly issued, fully paid and nonassessable.

      4.7. Information Concerning Buyer. Each of the Buyer's Registration Statement on Form S-4 as filed with the SEC on March 9, 1998, the Buyer's Annual Report on Form 10-K for its fiscal year ended February 28, 1998, as amended (the "10-K"), the Buyer's Quarterly Report on Form 10-Q for the quarter ended May 30, 1998 (the "10-Q"), and the Buyer's Registration Statement on From S-3 filed with the SEC on July 30, 1998 (the "S-3"), each as filed with the SEC, copies of which have been furnished to the Sellers, as of its date did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; and since the date of the filing of the S-3 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Buyer and its Subsidiaries, taken as a whole that have not been disclosed in this Agreement or other publicly available documents concerning the Buyer filed since the date on which the S-3 was filed.

      4.8. Capitalization of Acquisition. The authorized capital stock of Acquisition consists of 3,000 shares of common stock, $.01 par value per share ("Acquisition Common Stock"). Each holder of the Acquisition Common Stock is entitled to one vote per share of Acquisition Common Stock owned by such holder. As of the date hereof, there are issued and outstanding 1,000 shares of Acquisition Common Stock, all of which is held of record and beneficially by the Buyer.

5. Covenants. The Parties agree as follows:

      5.1. Access to Records after Closing. For a period of five years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Company and its Subsidiaries to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Company and its Subsidiaries prior to the Closing Date. Such access shall be afforded by

Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this ss. 5.1. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

      5.2. Escrow of Shares Pending Resolution of Certain Pre-Closing Matters. Upon consummation of the Merger, Buyer shall deliver to The Bank of New York, as escrow agent (the "Escrow Agent"), a certificate for and in the name of each Seller representing 5% of the aggregate number of B/E Shares issued in the Merger to such Seller rounded to the nearest whole share. The Escrowed Shares shall be held and either released to the Sellers or surrendered to the Buyer according to the provisions of this ss. 5.2 and the Escrow Agreement. The Escrowed Shares of each Seller shall be applied to indemnify and hold harmless the Buyer and its Affiliates against and in respect of any and all Losses specified in ss. 9.2 for which the Buyer and its Affiliates are entitled to indemnification pursuant to the provisions of ss. 9, the amount of such indemnification to be determined as provided in ss. 9. With respect to claims for Losses indemnifiable by the Sellers pursuant to ss. 9.2 made prior to the Release Date, Buyer agrees to apply the Escrowed Shares (or any remaining portion hereof) to the satisfaction of such claims prior to proceeding against any other assets of the Sellers; provided, however, that, subject to the provisions of ss. 9.2, Buyer's recourse against Sellers shall not be limited by the existence or amount of the escrow provided hereunder. Each Seller shall be entitled to vote such Escrowed Shares as are, from time to time, held for such Seller's account as Escrowed Shares provided that any dividend or distribution thereon, including without limitation, dividends or distributions in the form of capital stock of the Buyer or otherwise falling within the definition of "Escrowed Shares" hereunder, shall be delivered to the Escrow Agent and held as part of the Escrowed Shares.

            (a) Term of Escrow. Except as provided in ss. 5.2(b) and the Escrow Agreement, the Escrowed Shares shall be released from escrow on the earlier of (i) the date twenty (20) days following the date on which the Buyer's independent auditors shall deliver their signed report on their audit of the Buyer's financial statements for the fiscal year ending February 27, 1999, or (ii) the date one year from the Closing Date (such earlier date being hereinafter sometimes referred to as the "Release Date").

            (b) Sale of Shares. Subject to the last sentence of ss. 5.3, each Seller shall be entitled to sell such Escrowed Shares as are, from time to time, held for such Seller's account as Escrowed Shares. Upon any such sale, the proceeds therefrom shall be delivered to the Escrow Agent and held together with any remaining Escrowed Shares in accordance with the provisions of this ss. 5.2. Reference in this Agreement and in the Escrow Agreement to "Escrowed Shares" shall include the proceeds of any sale of any Escrowed Shares.

      5.3. Pooling of Interests Accounting Treatment. The Company and the Sellers acknowledge that the Buyer intends to account for the Merger and the consummation of the transactions contemplated hereby as a "pooling of interests" under generally accepted accounting principles and principles applied by the SEC, all as from time to time in effect. The Company and each Seller acknowledge, represent, warrant and agree that (a) the Company is not and has never been a division or more than 50% owned Subsidiary of any corporation nor been part of an acquisition which was later rescinded, (b) neither the Company nor such Seller has taken, within the previous two years, any action (i) to change the equity interest of the voting common stock of the Company (or amended the terms of any securities of the Company or of any Contractual Obligation relating thereto) in contemplation of the transactions contemplated by this Agreement, including, without limitation, any additional issuance, exchange or retirement of any securities of the Company, (ii) to permit the Company to reacquire any shares of its voting common stock or (iii) to permit the Company or any Subsidiary of the Company to dispose of a significant portion of its assets in contemplation of the transactions contemplated by this Agreement, (c) none of the Sellers has entered into any agreement that would restrict any such Person's voting rights with respect to the B/E Shares to be issued pursuant to the Merger in accordance with ss. 2.4, (d) the ratio of the interest in the Company of each holder of Company Common Stock to each other holder of Company Common Stock will not be changed by the consummation of the transactions contemplated by this Agreement and (e) neither the Company nor any Seller has at any time since January 1, 1996 acquired any shares of B/E Common Stock. In addition, and notwithstanding the provisions of ss. 5.5, each Seller agrees that such Seller will not sell or otherwise dispose of any of the B/E Shares to be received by such Seller, or in any other way reduce such Seller's risk relative to such B/E Shares, prior to the date on which the Buyer files with the SEC or makes publicly available financial results covering at least 30 days of post-merger combined operations, and that the certificates evidencing the B/E Shares shall bear a legend setting forth the foregoing restriction in the manner required by the corporate Laws of the State of Delaware.

      5.4.  Plan of Reorganization and other Tax Matters.

          (a) This Agreement shall constitute a "plan of reorganization" for purposes of ss. 368 of the Code.

          (b) Neither any of the Sellers nor the Company nor the Buyer shall, nor shall any of them cause or permit any of their Affiliates to, take any actions or make any omissions that will, or could reasonably be expected to, adversely affect the status of the Merger as a reorganization within the meaning of ss. 368 of the Code. Each Seller hereby waives (and releases the Company, the Buyer, Acquisition and their respective Affiliates from) any claims or Liabilities relating to or arising from, any and all Taxes imposed upon such Seller or any of its Affiliates as a result of any action or inaction on the part of any Seller before or after the Merger (or any action or inaction of the Company or any of its Subsidiaries prior to the Merger) that causes the Merger not to constitute a reorganization which is tax-free under ss. 368 of the Code. Each Seller hereby acknowledges that it has consulted with the Sellers' Representative and the Sellers' tax adviser, Ernst & Young, LLP, concerning the tax consequences of the Merger and, except for the covenant in the first sentence of this ss. 5.4(b), neither the Buyer nor the Company is making any representation nor advising any of the Sellers of the Tax consequences of any transaction contemplated by this Agreement.

          (c) The parties hereto shall, and shall cause the Company to cooperate with the other parties (including providing reasonable access to employees and books and records) and to provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any legal requirement relating to Taxes and the Company. Any such information shall be kept confidential except as may otherwise be necessary in connection with filing any such Tax Return, responding to or contesting any audit, prosecuting any such claim or otherwise satisfying such legal requirement.

          (d) The Sellers shall have right to represent the interests of the Company and any Subsidiary in any Tax audit or administrative or court proceeding relating to any Taxes of the Company or any Subsidiary for any Tax periods ending on or prior to the Effective Date, provided that none of the Sellers, the Company or any of their Affiliates shall compromise or settle any Tax claim or consent or agree to any Tax liability relating to the Company or any Subsidiary for any period ending on or prior to the Effective Date without Buyer's consent (which consent shall not be unreasonably withheld or delayed), to the extent that such compromise, settlement, consent or agreement may affect the liability of Buyer, the Company or any Subsidiary, or any of their Affiliates, for Taxes for any period (or portion thereof) ending after the Effective Date. The Buyer shall have the right to represent the interests of the Company and any Subsidiary in any Tax audit or administrative or court proceeding relating to any Taxes of the Company or any Subsidiary for any period ending after the Effective Date, provided that none of the Buyer, the Company or any Subsidiary, or any of their Affiliates, shall compromise or settle any Tax claim or consent or agree to any Tax liability relating the Company or any Subsidiary for any period ending after the Effective Date without the Sellers' Representatives' consent (which consent shall not be unreasonably withheld or delayed), to the extent that such compromise, settlement, consent or agreement may affect the liability of the Sellers, the Company or any Subsidiary, or any of their Affiliates, for Taxes for any period (or portion thereof) ending on or prior to the Effective Date. Each of the Buyer and the Sellers shall promptly notify the other party in writing upon receipt of notice of any pending or threatened Tax audit or assessment relating to the income, properties or operations of the Company or any Subsidiary for which the other party could be liable.

          (e) Subject to ss. 9, the Sellers shall pay or reimburse the Buyer for any Taxes (including any Taxes imposed under section 1374 of the Code) of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable, for all periods ending on or prior to the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liabilities (excluding any reserves for deferred Taxes).

          (f) The Sellers shall prepare, or cause to be prepared, and, subject to Buyer's prior review and approval (which shall not be unreasonably withheld or delayed) timely file or cause to be filed all Tax Returns of the Company and any Subsidiary that relate to Tax Periods ending on or before the Effective Date.

      5.5.  Registration Rights.

          (a)  General.

            (i) Initial Registration. On or prior to the Closing Date, the Buyer shall file (and shall use its best efforts to cause to become effective as soon as practicable thereafter) a registration statement on Form S-3 under the Securities Act, covering the Registrable Securities, which registration statement shall be kept in effect in the manner and for the period specified in ss. 5.5(c)(ii). As used herein, the term "Registrable Securities" shall mean (i) the B/E Shares at any time outstanding and that are owned by any of the Sellers, (ii) any shares of common stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, class of common stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Buyer generally for, or in replacement by the Buyer generally of, such B/E Shares, and (iii) any securities issued in exchange for such B/E Shares in any merger or reorganization of the Buyer; provided, however, that once issued, such B/E Shares and other securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold pursuant to Rule 144 or shall no longer be subject to restriction on resale due to the termination of the holding period requirements (as in effect from time to time) of Rule 144, or
          (z) they shall have ceased to be outstanding.

            (ii) Piggyback Registration Rights. Whenever the Buyer proposes to register any of its Common Stock for its own or others' accounts under the Securities Act for a public offering (each a "Public Offering"), the Buyer shall furnish each Seller prompt notice of its intent to do so. Upon the request of any Seller given by written notice to the Buyer in accordance with ss. 10.7 within ten (10) business days after the giving of such notice, the Buyer will use its best efforts to cause to be included in such registration all of the Registrable Securities which the Sellers request to be included in the Public Offering. Notwithstanding the foregoing provisions of this clause (ii): (x) if the Buyer is advised in writing by any managing underwriter of the securities being offered pursuant to any Public Offering that, in its opinion, the number of securities for accounts other than the Company's to be included in such Public Offering exceeds the number which can be sold in such Public Offering without adversely affecting such Public Offering, the Buyer may reduce pro rata (based upon the number of Registrable Securities requested to be included by the Sellers exercising such "piggyback" rights and in the same proportion that the number of securities offered for the accounts of others other than the Sellers is reduced in such Public Offering) the number of Registrable Securities offered for the accounts of such Seller to a number of Registrable Securities deemed satisfactory by such managing underwriter and (y) no holder of Registrable Securities shall have any right of participation or otherwise with respect to any Public Offering on Form S-4 or Form S-8 or any similar form then in effect.

            (iii) Notwithstanding the foregoing provisions of this ss. 5.5(a):

                  (A) The Buyer may postpone or interrupt taking action with respect to any registration statement referred to above or may require, on ten business days' prior written notice to the Sellers' Representatives, that the Sellers cease making sales under an effective registration statement, (1) in the case of a registration statement filed pursuant to ss. 5.5(a)(i), for a reasonable period of time, (not exceeding sixty (60) days) at any time during the ninety (90) days after the date on which the Buyer files with the SEC or makes publicly available financial results covering at least 30 days of post-merger combined operations of the Buyer and the Company, and (2) in the case of any registration statement filed pursuant to ss. 5.5(a), for two reasonable time periods no less than 30 days apart (not exceeding two sixty (60) day periods (each, a "Blackout Period")) at any time after the expiration of the ninety (90) days referred to in clause (1) above (which ninety (90) day period shall be extended by the actual number of days that the Sellers are required to cease making sales pursuant to clause (1) above) in each case, if, in the good faith opinion of the Buyer, effecting the registration or allowing such sales would materially adversely affect a public offering, material financing, acquisition, disposition of assets or stock, merger or other comparable transaction or would require the Buyer to make public disclosure of information the public disclosure of which could reasonably be expected to have a material adverse effect upon the Buyer; provided, however, that Buyer may elect to terminate or withdraw the registration statement during either of the Blackout Periods provided for in clause (2) above and provided further that if Buyer so elects to terminate or withdraw such registration statement, Buyer agrees to file, and to use best efforts to cause to become effective, a new registration statement for the Registrable Securities prior to the expiration of such Blackout Period;

                  (B) Each Seller will, in connection with any underwritten
               offering of the Buyer's securities (provided that such Seller is then participating in such underwriting), at the request of the underwriter, agree not to effect any public sale or distribution of the Buyer's securities held by such Seller during the period beginning seven days prior to and ending 60 days after the effectiveness of the registration statement for such offering, except as part of such underwritten offering; and

                  (C) In the event that the Buyer proposes to make a Public
               Offering with respect to which the Sellers will have rights under ss. 5.5(a)(ii), the Sellers shall have the right to provide the underwriters with a notice (which notice shall be provided to the underwriters no later than three days after the receipt from such underwriters of request with respect thereto) indicating the number of Registrable Securities and a minimum price per share (the "Minimum Price") at which the Sellers will sell such Registrable Securities in such Public Offering and if the Sellers provide such notice to the Underwriters and such Minimum Price is met or exceeded the Sellers shall include such number of Registrable Securities (subject to the restrictions set forth in ss. 5.5(a)(ii)(x)) in such Public Offering.

            (iv) Notwithstanding any provision of this ss. 5.5, Sellers acknowledge and agree that any sale by them of Registrable Securities is subject to the limitations of the last sentence of ss. 5.3.

          (b) Expenses. The Buyer shall pay all expenses incident to the Buyer's performance of or compliance with its obligations under this ss. 5.5 to effect the registration of Registrable Securities required hereunder, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with federal, state and other securities or blue sky Laws, all word processing, duplicating and printing expenses, messenger, shipping, telephone and delivery expenses, the fees and disbursement of counsel for the Buyer and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and fees and expenses of other Persons retained by the Buyer in connection with the registration of the Registrable Securities but excluding any legal fees and expenses of counsel retained by the holders of the Registrable Securities being registered, and further excluding any underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, which discounts, commissions and taxes in respect of Registrable Securities shall be payable by the holders thereof (in the case of an underwritten offering and the underwriter's fees, expenses, discounts or commissions, pro rata among such holders in proportion to the number of Registrable Securities being sold by them).

          (c) Further Obligations. Without limiting the foregoing, the Buyer will:

            (i) prepare, and file with the SEC, the registration statement on Form S-3 to effect such registration (including such audited financial statements as may be required by the Securities Act) and use its best efforts to cause such registration statements to become effective in the time frame outlined in ss. 5.5(a).

            (ii) prepare, and file with the SEC, such amendments and supplements to the registration statement referred to above and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply in all material respects with the requirements of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (ii) with respect to any registration statement filed pursuant to ss. 5.5(a)(i), the date one year from the Closing Date; and, in the event that any Registrable Securities remain unsold at the end of any such period, the Buyer may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status;

            (iii) prior to filing any registration statement hereunder or any amendment or supplement thereto, the Buyer shall provide the Sellers' Representative with a copy of such registration statement, amendment or supplement and shall obtain the consent of the Sellers' Representative, which consent shall not be unreasonably withheld or delayed, to the inclusion of any information to be included in such registration statement, amendment or supplement for which Sellers have indemnification obligations pursuant to ss. 5.5(d)(ii); provided that if Sellers' Representative fails to notify Buyer that it objects to any such reference within five business days after receipt by Sellers of such copy to any such information, Sellers shall be deemed for all purposes to have consented thereto;

            (iv) promptly notify in writing each holder of Registrable Securities and the underwriter or underwriters, if any:

               (v) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

               (w) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

               (x) of any written request by the SEC or any other regulatory body or other body having jurisdiction over the securities for amendments or supplements to such registration statement or prospectus or for supplemental information;

               (y) of the notification to the Buyer by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such registration statement; and

               (z) of the receipt by the Buyer of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky Laws of any jurisdiction;

            (v) furnish to each holder of Registrable Securities included in the registration statement such number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of such holder's Registrable Securities;

            (vi) use best efforts to register or qualify all Registrable Securities included in the registration statement under such other securities or blue sky Laws of such jurisdictions as each holder thereof shall reasonably request which request is made within ten (10) days following the original filing of the registration statement and to keep such registration or qualification in effect for so long as the registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Buyer shall not for any such purpose be required (a) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (vi) be obligated to be so qualified, (b) to consent to general service of process in any such jurisdiction or (c) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification;

            (vii) use its best efforts to list all Registrable Securities covered by the Registration Statement on each securities exchange and inter-dealer quotations system on which similar securities of the Buyer are then listed; and

            (viii) use its best efforts to obtain withdrawal of any order suspending the effectiveness of a registration statement, or the lifting any suspension of qualification (or exemption from qualification) of the offer and sale of any of the Registration Securities in any jurisdiction.

      With a view to making available to the Sellers the benefits of Rule 144 promulgated under the Securities Act and any successor rule or regulation ("Rule 144"), the Buyer will (i) make and keep public information available as those terms are understood and defined in Rule 144, (ii) furnish to any Seller forthwith upon request (A) a statement by the Company as to its compliance with the reporting requirements of Rule 144 and (B) a copy of the most recent annual or quarterly report of the Company.

      The Buyer may require each Person whose Registrable Securities are being registered to, and each such holder, as a condition to including Registrable Securities in such registration, shall, furnish the Buyer and any underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Buyer and such underwriters may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, such holder will promptly notify the Buyer of such change.

      Upon receipt of any notice from the Buyer of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each holder of Registrable

      Securities will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement until such holder receives copies of a supplemented or amended prospectus from the Buyer and, if so directed by the Buyer, shall deliver to the Buyer (at the Buyer's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Buyer shall give any such notice (or in the event that the Buyer exercises its right under ss. 5.5(a)(iv) to require cessation of sales under an effective registration statement), the period referred to in paragraph
      (ii) of this ss. 5.5(c) shall be extended by a number of days equal to the number of days during the period from the giving of such notice from the Buyer to stop trading to the date when the copies of the supplemented or amended prospectus are sent to holders whose Registrable Securities are included in such registration statement (or, in the case of a cessation of trading under ss. 5.5(a)(iv) a number of days equal to the period of time the Buyer so causes cessation of trading under such registration statement). In the event that the SEC issues a stop order suspending the effectiveness of any registration statement filed under this ss. 5.5, the period referred to in paragraph (ii) of this ss. 5.5(c) shall also be extended by a number of days equal to the number of days during which such stop order is in effect.

          (d)  Indemnification.

            (i) The Buyer shall, to the full extent permitted by law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed pursuant to this ss. 5.5, its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitration or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Buyer shall not be liable in any such case to the extent that any such Loss (or any claim, action, suit, proceeding, arbitration or investigation in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to the Buyer for inclusion in such registration statement by such Seller. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such seller.

            (ii) Each Person whose Registrable Securities are included or are to be included in any registration statement filed pursuant to this ss. 5.5, as a condition to including such holder's Registrable Securities in each registration statement, shall to the full extent permitted by law, indemnify and hold harmless the Buyer, its directors and officers, and each other Person, if any, who controls the Buyer within the meaning of the Securities Act, against any Losses to which the Buyer or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitrations or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Buyer for inclusion in such registration statement by such Seller. Notwithstanding any contrary provision of ss. 9.2, the indemnification obligation of the Sellers under this ss. 5.5(d) shall in no way be limited to (and the Buyer shall not be constrained to seek in response to any failure to provide indemnity pursuant to this ss. 5.5(d)) recourse against Escrowed Shares. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Buyer or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Buyer.

            (iii) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraph (i) or (ii) of this ss. 5.5(d), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any Person to give notice as provided herein shall not relieve any other Person of its obligations under the preceding paragraph of this ss. 5.5(d), except to the extent that such other Person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to the foregoing provisions of this ss. 5.5(d) shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

            (iv) If the indemnity and reimbursement obligation provided for in any paragraph of this ss. 5.5(d) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any Losses (or claims, actions, suits, proceedings, arbitrations or investigations with respect thereto) for which indemnification is provided therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or claims, actions, suits, proceedings, arbitration or investigations) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. Notwithstanding anything herein to the contrary, no participating holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses, if any) received by such participating holder exceeds the amount of any damages that such participating holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of ss. 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

      5.6. Compliance With New York Law. Buyer hereby agrees that it shall, to the extent that any non-compliance would subject any Seller to any Liability therefor, comply in all respects with Section 630 of New York Business Corporation Law, with respect to liability of shareholders for wages due to laborers, servants or employees.

6.    Deliveries at Closing.

      6.1. Deliveries by Sellers. The Sellers shall deliver to the Buyer and Acquisition at the Closing, the following documents and instruments:

          (a)  Certificate of Merger.  The Certificate of Merger;

          (b) Escrow Agreement. An Escrow Agreement substantially in the form of Exhibit A hereto;

          (c) Consulting Agreement. A Consulting Agreement substantially in the form of Exhibit D hereto between the Buyer and Michael Tenzyk shall be duly executed and in full force and effect;

          (d) Severance and Noncompetition Agreement. A Severance and Noncompetition Agreement substantially in the form of Exhibit E hereto between the Buyer and Michael Tenzyk shall be duly executed and in full force and effect;

          (e) Opinion. An opinion of counsel to the Company and the Sellers dated as of the Closing Date and addressed to the Buyer and Acquisition in form and substance as set forth in Exhibit F attached hereto;

          (f) Resignations. Resignations, dated as of the Closing Date, of each officer and director of the Company and of any of the Company's Subsidiaries;

          (g) Pooling Treatment. A letter, in form and substance satisfactory to the Buyer, from Ernst & Young, LLP to the effect that such transactions may be accounted for by the Buyer as a pooling of interests; and

          (h) Certificates. Such other certificates and documents as Buyer has reasonably requested, including, without limitation, all of the shares of the Company Common Stock delivered pursuant to the Merger in accordance with ss.2 of this Agreement.

      6.2. Deliveries of the Buyer. The Buyer shall deliver to the Sellers at the Closing, the following documents and instruments:

          (a) Opinion. An opinion of counsel to the Buyer and Acquisition dated as of the Closing Date and addressed to the Sellers in form and substance as set forth in Exhibit G attached hereto; and

          (b) Certificates. Such other certificates and documents as Sellers have reasonably requested, including, without limitation, certificates representing the B/E Shares to be issued pursuant to the Merger in accordance with ss. 2 of this Agreement.

7. Confidentiality. Each of the Parties will treat and hold as confidential all of the Confidential Information relating to the other Parties or to the Company or any of its Subsidiaries or their assets, properties or business, will refrain from using or disclosing to any Person any such Confidential Information (except to their respective counsel, accountants and representatives in connection with this Agreement), and will deliver promptly to the Party who provided the Confidential Information (or, at the request and option of that Party, destroy) all tangible embodiments (and all copies) of such Confidential Information which are in his, her or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the Party who originally disclosed such Confidential Information (the "Original Disclosing Party") promptly of the request or requirement so that the Original Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this ss. 7. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information of another Party to any tribunal that such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its best efforts to obtain, at the request and expense of the Original Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Original Disclosing Party shall designate. Each of the Sellers also hereby covenants and agrees that on and after the Closing, such Seller shall maintain the confidentiality of any Confidential Information relating to the assets, properties or business of the Company and any of its Subsidiaries. The Buyer shall have no further obligation under this ss. 7 after the Closing.

8. Noncompetition. (a) Each Seller agrees that, in consideration of the purchase by Buyer hereunder, it shall not, on or prior to the date which is three (3) years after the Closing Date, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his, her or its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the business (including parts and accessories therefor) being conducted at the Closing Date by the Company or any of its Subsidiaries or relating to Products performing functions similar to those of the Products; provided, however, no Seller shall be considered to be in default of this ss. 8 solely by virtue of holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, if equity securities of the same class and type of such corporation or quoted on a stock exchange or an over-the-counter market within the United States.

      (b) Each of the Sellers further agrees that for a period of five (5) years after the Closing Date such Seller will not directly or indirectly, without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Company, any of the Company's Subsidiaries, the Buyer or any Subsidiary, group, or division of Buyer or any Affiliate thereof leave such employment unless such person has been terminated by the Buyer or an Affiliate of Buyer.

9.    Indemnification.

      9.1. Survival of Representations and Warranties. All of the representations and warranties of the Sellers (except for those contained in ss.ss. 3.1 (first sentence only, relating to the organization and existence of the Company), 3.2 (Capitalization and Ownership of the Company), 3.3 (Authorization of Transaction), 3.5 (Brokers Fees), 3.7 (Subsidiaries, except for the first and third sentences thereof), 3.14 (Taxes), 3.26 (Environment, Health and Safety) and 3.33 (Investment Intent; Related Matters, Including Securities Law Matters)) contained herein (it being understood that the second sentence of ss.5.3 is considered a representation and warranty by the Sellers and the Company) or in any document certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect until 30 days after the Buyer has filed its Annual Report on Form 10-K for the fiscal year ending in February, 2000 (the "Survival Period"). The representations and warranties of Sellers contained in ss.ss. 3.1, 3.2, 3.3, 3.7 and ss. 3.26 shall survive the Closing and those contained in ss.ss. 3.1 (first sentence only), 3.2 , 3.3 and 3.7 (except for the first and third sentences thereof) shall continue in full force and effect for a period of five years thereafter and those contained in ss. 3.26 shall continue in full force and effect for a period of three years thereafter. The representations and warranties of Sellers contained in ss.ss. 3.5, 3.14 and 3.33 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The termination of any such representation and warranty, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. All of the representations and warranties of the Buyer contained in ss. 4 shall survive the Closing and shall continue in full force and effect until three years after the Closing Date. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever.

      9.2. Indemnity by Sellers. Each Seller hereby agrees severally (and not jointly, or jointly and severally) to indemnify, defend and hold harmless Buyer, Acquisition and the Company and each of their directors, officers and Affiliates (individually a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (each a "Loss" and collectively, the "Losses") that results from (a) the inaccuracy or breach of any representation or warranty made by such Seller herein or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Sellers hereunder, provided that for purposes of this clause (a) breaches of all representations and warranties shall be determined as follows (i) with respect to any individual item of Loss or related items of Loss, if such item or items exceed $25,000 (the "Individual Threshold"), then all Losses (without regard to time) that result from, arise out of or relate to the circumstances, events, facts or occurrences surrounding such individual item or related items of Loss or Losses of a similar nature in excess of $10,000 (the "Individual Deductible") shall count toward the Aggregate Deductible and the Aggregate Threshold, (ii) if the aggregate dollar amount of Losses which would otherwise be indemnifiable pursuant to this clause (a) exceeds $300,000 (the "Aggregate Threshold"), in which case the Sellers will be liable for all Losses under this clause (a) in excess of $200,000 (the "Aggregate Deductible"), and (iii) the foregoing limitations shall not apply to any Losses resulting from representations set forth in ss. 3 which were fraudulently made or any breach or inaccuracy of the representations and warranties contained in ss.ss. 3.1 (first sentence only), 3.2, 3.3, 3.5, 3.7 (except for the first and third sentences thereof), or 3.33 and (b) nonfulfillment of any agreement or covenant of such Seller contained herein or in any agreement or instrument required to be entered into in connection herewith; provided, however, that Sellers' liability under this clause (b) in respect of Losses resulting from non-fulfillment of the agreement and covenant contained in ss. 5.4(e) shall be subject to the Individual Threshold, Individual Deductible, Aggregate Threshold and Aggregate Deductible set forth above; provided, further, that Sellers shall not be liable for a breach of the covenant in the last sentence of ss. 5.3 and any Losses thereunder arising from any action taken by any Seller with respect to the B/E Shares to which the Buyer specifically consents in writing. Sellers' liability under clause (a) of the immediately preceding sentence in respect of Losses shall not exceed in the aggregate $1,500,000, provided that the foregoing limitation shall not apply to any Losses resulting from representations set forth in ss. 3 which were fraudulently made or any breach or inaccuracy of the representations and warranties contained in ss.ss. 3.1 (first sentence only), 3.2, 3.3, 3.5, 3.7 (except for the first and third sentences thereof), 3.14,
3.26 or 3.33. Sellers' liability under clause (a) of this paragraph in respect of Losses resulting from breach or inaccuracy of the representations and warranties contained in ss. 3.14 and under clause (b) in respect of Losses resulting from non-fulfillment of the agreement and covenant contained in ss. 5.4(e) shall not exceed $5,000,000. Sellers' liability under clause (a) of this paragraph in respect of Losses resulting from breach or inaccuracy of the representations and warranties contained in ss. 3.26 shall not exceed $3,000,000. Sellers' liability under clause (b) of this paragraph in respect of Losses resulting from nonfulfillment of the agreement and covenant of the Sellers in the last sentence of ss. 5.3 shall not exceed the Aggregate Merger Consideration. The amounts payable by the Sellers pursuant to this ss. 9.2 shall be (i) net of any Tax benefit actually realized by the Buyer (on a with or without basis) and increased by any increased Tax cost incurred by the Buyer as a result of the Sellers' indemnification payment and (ii) net of any insurance proceeds (reduced by any applicable increases in premiums) if and when actually received by Buyer (it being understood that Buyer shall use commercially reasonable efforts to obtain recovery from an insurer with which Buyer has insurance covering such Loss, provided that nothing contained herein shall limit Buyer's ability to simultaneously pursue its right to indemnification hereunder). Buyer shall provide Sellers written notice for any claim made in respect of the indemnification provided in this ss. 9.2, whether or not arising out of a claim by a third party.

      9.3. Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers and Affiliates (individually a "Seller Indemnitee" and collectively the "Seller Indemnitees") against and in respect of all Losses that result from the inaccuracy or breach of any representation or warranty made by Buyer or Acquisition herein, any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer or Acquisition hereunder or from any breach or nonfulfillment of any agreement or covenant of Buyer or Acquisition contained any agreement or instrument required to be entered into in connection herewith. Sellers shall provide Buyer written notice for any claim made in respect of the indemnification provided in this ss. 9.3, whether or not arising out of a claim by a third party.

      9.4. Exclusive Remedy. This Agreement shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by any Buyer Indemnitee or Seller Indemnitee or their respective successors and assigns other than for fraud and equitable actions with respect to ss.ss. 7, 8 and 10.15. The parties recognize that there may be a duty to mitigate damages with respect to Losses under applicable Law.

      9.5.  Matters Involving Third Parties.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss. 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Subject to ss. 5.4(d), the Indemnifying Party or Parties and the Indemnified Party will have the right to jointly control the defense against the Third Party Claim if the Third Party Claim involves only money damages and does not seek an injunction or other non-monetary relief; provided, however, that if in the good faith judgment of the Indemnified Party the Third Party Claim is likely to involve potential Losses of $5 million or greater, the Indemnified Party shall have the right to determine any matters as to which the parties are unable to agree with respect to the defense of the Third Party Claim; provided, further, that neither the Indemnified Party nor the Indemnifying Party or Parties will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that would give rise to Liability for or otherwise affect the other party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed and in the event that no response to any such request for consent to judgment or settlement is received within five business days after receipt by such other party of the notice with respect thereto, such party shall be deemed for all purposes to have consented thereto. In connection with such joint defense of any Third Party Claim pursuant to ss. 9.5(a), the Indemnifying Party or Parties and the Indemnified Party agree that they shall regularly consult with each other and cooperate with each other in the defense, compromise or settlement of such Third Party Claim and shall make available to each other and their counsel its books, records and employees whose assistance, testimony or presence is necessary to assist in evaluating and defending any such action, suit or proceeding. With respect to Third Party Claims with respect to which the parties shall jointly control the defense, the Sellers' Litigation Representative is hereby appointed the sole and exclusive representative in connection with the defense of such Third Party Claim and any indemnification obligations of the Sellers with respect thereto.

          (c) In the event that the Third Party Claim involves a claim for injunctive or other equitable relief, the Indemnified Party may retain its own counsel and defend against the Third Party Claim in any manner it may deem appropriate and the Indemnified Party need not consult with any Indemnifying Party in connection therewith; provided, however, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that would give rise to a

      Liability for or otherwise affect the Indemnifying Party or Parties without the prior written consent of the Indemnifying Party or Parties, which consent shall not be unreasonably withheld or delayed and in the event that no response to any such request for consent to judgment or settlement is received within five business days after receipt by such other party of the notice with respect thereto, the Indemnifying Party or Parties shall be deemed for all purposes to have consented thereto. The Indemnifying Party or Parties will reimburse the Indemnified Party promptly upon admission or determination of the Indemnified Party's claim for indemnification for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss. 9.

      9.6. Other Indemnification Provisions. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against any of the Buyer, the Company or any of their Subsidiaries and other Affiliates solely by reason of the fact that he or it was a director, officer, employee, or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer or the Company against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

10.   Miscellaneous.

      10.1. Press Releases and Public Announcements. Neither the Sellers nor the Company nor any of their Affiliates or representatives shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

      10.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      10.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

      10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      10.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been received (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

      If to the Sellers:

          Michael J. Tenzyk, as Sellers' Representative for Michael J. Tenzyk and Judith D. Tenzyk, and as the Sellers' Litigation Representative for each of the Sellers
          12 Broadview Avenue
          Bellport, NY 11713

          William Brown, as Sellers' Representative for Trustees U/A William Brown dated 1/7/92 and Trustees U/A Gertrude Brown dated 1/7/92 21 Cathay Road East Rockaway, NY 11518

          Louis J. Francisco, as Sellers' Representative for Louis J. Francisco and Elise M. Francisco
          108 S. Carll Avenue
          Babylon, NY 11702

      Copy to:

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, NY  1004
          Facsimile:  (212) 858-1500
          Attn:  Kenneth E. Adelsberg, Esq.

      If to the Buyer or Acquisition:

          BE Aerospace, Inc.
          1400 Corporate Center Way
          Wellington, FL  33414
          Facsimile:  (561) 791-3966
          Attn:  Thomas P. McCaffrey or Edmund J. Moriarity, Esq.

      With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Facsimile:  (212) 951-7050
          Attn:  Winthrop G. Minot, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      10.8. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic substantive Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the domestic substantive laws of any jurisdiction other than the State of New York. Subject to ss. 10.15 the Parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of New York sitting in New York County (including its Appellate Division), and any other appellate court in the State of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which it my now or hereafter have to the laying the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Notwithstanding the foregoing, any dispute relating to the provisions of ss. 10.15 shall be governed by the American Arbitration Act as then in effect.

      10.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      10.11. Expenses. Each of the Buyer and the Sellers will bear his or its own costs and expenses (including legal and accounting fees and expenses). Sellers hereby covenant and agree that the expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, bonuses to management and fees and expenses of counsel and advisers) shall not exceed $2,226,346.

      10.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      10.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      10.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of ss.ss. 7, 8 and 10.15 of this Agreement and to enforce specifically those sections of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

      10.15.   Arbitration.

            (a) Generally. Except solely as set forth in ss. 10.14 and ss. 10.15(c), each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Parties in accordance with said Rules. In the event the Parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the Parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the Parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by any Party by notice to all other Parties.

            (b) Place of Arbitration. The venue of such arbitration shall be New York, New York, or any other place mutually agreed to by Buyer and Sellers.

            (c) Recourse to Courts. Subject to ss. 10.14, the Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this ss. 10.15 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this ss. 10.15 shall prevent any Party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

            (d) Decision of Arbitral Tribunal. In the event of a dispute between the Parties hereunder, each Party shall present an offer of settlement which shall address all issues in dispute such that adoption of such offer of settlement would conclusively settle all items then in dispute. The arbitral tribunal shall be limited in its decision to choosing between the offers of settlement presented to it. The decision of the arbitral tribunal shall be final and binding on the Parties and non-appealable. The Party whose offer of settlement is not chosen by the arbitral tribunal shall pay all of the expenses of the arbitration, which, in the event the Sellers are held responsible for any such expenses prior to the Release Date, shall be subject to satisfaction by application of the Escrowed Shares pursuant to the provisions of ss. 5.2 and the Escrow Agreement.

      10.16. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE SELLERS, THE BUYER, ACQUISITION AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    BE AEROSPACE, INC.

                                    By:
                                       ------------------------------
                                    Title:
                                          ---------------------------


                                    BE AEROSPACE ACQUISITION CORP.

                                    By:
                                       ------------------------------
                                    Title:
                                          ---------------------------

                                    AEROSPACE LIGHTING CORPORATION

                                    By:
                                       ------------------------------
                                    Title:
                                          ---------------------------


                                    ---------------------------------
                                    Louis J. Francisco


                                    ---------------------------------
                                    Elise M. Francisco


                                    ---------------------------------
                                    Michael J. Tenzyk


                                    ---------------------------------
                                    Judith D. Tenzyk

                                    TRUSTEES U/A WILLIAM BROWN
                                    dated 1/7/92


                                    ---------------------------------
                                    William Brown, as Trustee

                                    TRUSTEES U/A GERTRUDE BROWN,
                                    U/A dated 1/7/92



                                    ---------------------------------
                                    Gertrude Brown, as Trustee


                                    ---------------------------------
                                    Michael J. Tenzyk, as Sellers'
                                    Representative for Michael J. Tenzyk and
                                    Judith D. Tenzyk and as the Sellers'
                                    Litigation Representative

                                    ----------------------------------
                                    Louis J. Francisco, as Sellers'
                                    Representative for Louis J. Francisco and
                                    Elsie M. Francisco


                                    ----------------------------------
                                    William Brown, as Sellers' Representative for Trustees U/A William Brown dated 1/7/92 and Trustees' U/A Gertrude Brown, dated 1/7/92


                                      -63-